UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2007
ORIENTAL FINANCIAL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

Oriental Center Professional Offices Park 997 San Roberto Street, 10th Floor San Juan, Puerto Rico	00926

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 31, 2007, the Board of Directors of Oriental Financial Group Inc. (the “Company”) elected Héctor J. Vázquez-Muñiz as a new director. He was named to the Corporate Governance and Nominating Committee of the Board.
     Mr. Vázquez-Muñiz currently works for Moody’s KMV Company and is in charge of Business Development for Central and South America. His responsibilities include coordinating the development and implementation of credit risk assessment methodologies and tools for all types of commercial credit risk. He has worked with different banks in the deployment of traditional credit analysis methodologies, as well as the most advanced systems to evaluate obligor’s and facility’s credit risk using probability of default and expected loss models.
     There is no arrangement or understanding between Mr. Vázquez-Muñiz and any other persons pursuant to which he was elected as a director, nor has he entered into any material plan, contract or arrangement in connection with such election. Furthermore, there has been no transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) since the beginning of the Company’s last fiscal year, or any currently proposed transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships), in which the Company (or any of its subsidiaries) was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Vázquez-Muñiz or any member of his immediate family had or will have a direct or indirect material interest.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIENTAL FINANCIAL GROUP INC.

Date: November 6, 2007	By:	/s/ Carlos O. Souffront

Carlos O. Souffront Secretary Board of Directors